     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 4, 1997
                                                    REGISTRATION NO. 333-______
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                          CASCADE COMMUNICATIONS CORP.
             (Exact name of Registrant as specified in its charter)

              DELAWARE                                       04-3099677
    (State or other jurisdiction                          (I.R.S. Employer
  of incorporation or organization)                    Identification Number)

                                 5 CARLISLE ROAD
                       WESTFORD, MASSACHUSETTS 01886-3601
                                 (508) 692-2600
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                              --------------------

                                 DANIEL E. SMITH
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 5 CARLISLE ROAD
                       WESTFORD, MASSACHUSETTS 01886-3601
                                 (508) 692-2600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------

                                   COPIES TO:

                              JOHN A. MELTAUS, ESQ.
                         Testa, Hurwitz & Thibeault, LLP
                       High Street Tower, 125 High Street
                           Boston, Massachusetts 02110
                                 (617) 248-7000

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, check the following box. [ ]

                              --------------------

=================================================================================================================
 TITLE OF SHARES        AMOUNT TO BE   PROPOSED MAXIMUM OFFERING      PROPOSED MAXIMUM             AMOUNT OF
 TO BE REGISTERED       REGISTERED        PRICE PER SHARE(1)     AGGREGATE OFFERING PRICE(1)  REGISTRATION FEE(2)
-----------------------------------------------------------------------------------------------------------------
Common Stock, $.001
par value.........    3,409,196 shares       $38.50                   $131,254,046.00             $39,773.96
=================================================================================================================

----------
(1)  Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(2)  Pursuant to Rule 457(c) of the Securities Act of 1933, the registration fee has been calculated based upon the average of the high and low prices per share of Common Stock reported on the Nasdaq National Market on January 28, 1997.

                              --------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

===============================================================================

                              --------------------


                                   PROSPECTUS


                                3,409,196 SHARES


                                 [CASCADE LOGO]


                          CASCADE COMMUNICATIONS CORP.

                                  COMMON STOCK

                              --------------------


      This Prospectus relates to the sale of up to an aggregate of 3,409,196 shares (the "Shares") of the common stock, par value $.001 per share (the "Common Stock"), of Cascade Communications Corp., a Delaware corporation ("Cascade" or the "Company"), by certain stockholders of the Company (collectively, the "Selling Stockholders"). The Selling Stockholders may sell the Shares from time to time at market prices prevailing at the time of sale or at prices otherwise negotiated. The Selling Stockholders and certain persons who purchase shares from them including broker-dealers acting as principals who may resell the Shares, may be deemed "underwriters," as such term is defined in the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

      The Company will not receive any of the proceeds from the sale of the Shares. The Company is responsible for the expenses incurred in connection with the registration of the Shares. The Selling Stockholders will pay or assume brokerage commissions or other similar charges incurred in the sale of the Shares.

      The Company's Common Stock is listed on the Nasdaq National Market under the symbol "CSCC." The last reported sale price for the Common Stock on February 3, 1997 was $39.125 per share, as reported by the Nasdaq National Market.

                              --------------------

AN INVESTMENT IN THESE SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                              --------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

               The date of this Prospectus is        , 1997.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address "http://www.sec.gov." The Common Stock of the Company is listed on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.

      The Company has filed with the Commission a Registration Statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus does not contain all information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees.

      The Company will provide without charge to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Paul E. Blondin, Chief Financial Officer, Cascade Communications Corp., 5 Carlisle Road, Westford, Massachusetts 01886, telephone number (508) 692-2600.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference (File No. 0-24578):

      1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

      2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 30, 1996.

      3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 29, 1996.

      4. The Company's Quarterly Report on Form 10-Q for the quarter ended September 28, 1996.

      5. The Company's Current Reports on Form 8-K dated February 27, 1996, May 3, 1996, May 30, 1996, July 11, 1996, January 16, 1997
              and February 4, 1997.

      6. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed pursuant to
              Section 12(g) of the Exchange Act on July 26, 1994.

      All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the Shares, shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also deemed to be incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                 THE COMPANY

      Cascade develops, manufactures, markets and supports a family of high performance, multi-service wide area network switches that enable public service providers and private network managers to provide cost-effective, high-speed data, video and voice communications services to end users. Wide area networks ("WAN") built on Cascade's switches are designed to support one or more of the major broadband packet communications protocols and services, including Frame Relay, Internet Protocol ("IP"), Switched Multi-Megabit Data Service ("SMDS") and Asynchronous Transfer Mode ("ATM"). Users or other networking devices access the Company's products over a variety of media, including twisted pair, coaxial and fiber optic leased line facilities; analog modem and Integrated Services Digital Network ("ISDN") dial facilities; and wireless facilities.

      The rapid growth in the number of personal computers, workstations and end-user applications has led to the extensive deployment of local area networks ("LANs") in corporate environments. As these LAN-based users needed to communicate with users at other sites, corporations installed bridges and multiprotocol routers to interconnect them across WANs.

      Traditional WAN architectures to connect these LANs across wide area networks were based on time division multiplexing ("TDM") technology. TDM products were optimized for fixed path, fixed bandwidth applications, such as voice and low volume transaction processing data. However, they were not well suited for the dynamic, high bandwidth communications of LAN-based data coming from PCs and workstations. Although vendors of TDM products have provided upgrade modules to support the newer data and video traffic, these older architectures are unable to scale to accommodate the tremendous growth in the data traffic as well as support the dynamic nature of this communication. As such, a new generation of wide area network technologies has been developed to address these needs, including Frame Relay, SMDS and ATM.

      Cascade pioneered the concept of utilizing a single, powerful switching platform to simultaneously support the major broadband packet communications services, including Frame Relay, SMDS and ATM. Cascade's multi-service, standards-based products enable public service providers and private network managers to select the transmission services with the cost and performance attributes that best fit the end user's requirements, without requiring them to build multiple separate specialized networks. In addition to addressing the requirements of providing services for internal communications needs, Cascade's Frame Relay and ATM product offerings are deployed in numerous Internet access provider networks.

      With the acquisition of Arris Networks, Inc. in May 1996, Cascade now offers a wide range of options to access its broadband network switches, including twisted pair, coaxial and fiber optic leased line facilities; analog modem and ISDN dial facilities; and wireless facilities

      The Company offers four product families of wide area network switches: the STDX 6000, the B-STDX(TM) 8000 and 9000, the CBX 500, and the AX 800 and 1600. The Company also offers CascadeView/DOS and CascadeView UX software for the management and control of all of its WAN products. In addition to the integrated management application, CascadeView, the Company began shipping in 1996 a series of management servers which allow network service providers to continue to scale the management of their networks just as they scale the connectivity to these networks.

      The Company markets its products and services directly to public service providers, including Interexchange Carriers, Local Exchange Carriers, and Regional Bell Operating Companies ("RBOCs")and Competitive Access Providers in the United States, Postal Telephone and Telegraph and Other Licensed Operators internationally, and Internet Service Providers ("ISPs") and Value Added Network providers worldwide. The Company's products and services are also sold to private network managers on a worldwide basis either directly or via partners of the Company, including original equipment manufacturers, system integrators and international distributors.

      The Company was incorporated in Delaware in 1990 under the name Nexgencom Corporation and changed its name to Cascade Communications Corp. in August 1991. The Company's principal executive offices are located at 5 Carlisle Road, Westford, Massachusetts 01886, and its telephone number at that location is
(508) 692-2600.


                               RECENT DEVELOPMENTS

      Sahara Networks, Inc. Acquisition. On January 28, 1997, the Company acquired all of the outstanding shares of capital stock of Sahara Networks, Inc. ("SAHARA"), a Delaware corporation (the "MERGER"), pursuant to an Agreement and Plan of Merger and Reorganization dated as of January 2, 1997 (the "MERGER AGREEMENT") among the Company, Camel Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company, and Sahara. The Merger was accomplished through an exchange of up to 3,800,000 shares of the Company's Common Stock for all outstanding shares of capital stock of Sahara and the assumption of all outstanding options to acquire shares of capital stock of Sahara. The Merger has been accounted for as a purchase. The purchase price and terms for the transaction were determined in arms-length negotiations. Sahara is a developer of scalable high-speed broadband access products. Cascade and Sahara will integrate Cascade's carrier-class network management, Quality of Service and IP capabilities across the companies' combined product lines, enabling Cascade's service provider customers to extend their high-speed network infrastructure to the customer premise.

      Certain Selling Stockholders represented to the Company, in connection with the completion of the Merger, that such Selling Stockholder was acquiring the Shares from the Company without any present intention of effecting a distribution of those Shares. In recognition of the fact, however, that investors may want to be able to sell their shares when they consider appropriate, the Company agreed to file with the Commission a registration statement on Form S-3 (of which this Prospectus is a part) to permit the public sale of the Shares by the Selling Stockholders from time to time and to use its best efforts to keep the registration statement effective until the earlier of the sale of the Shares pursuant to the Registration Statement or the second anniversary of the effective date of this Registration Statement. The Company will prepare and file such amendments and supplements to the registration statement as may be necessary to keep it effective until the earlier of the sale of all Shares pursuant to the registration statement or until the second anniversary of the effective date of this Registration Statement.

      Stock Split. All share and per share information in this Prospectus has been adjusted as of each date given to reflect (i) a two-for-one stock split in the form of a stock dividend in June 1995, (ii) a three-for-two stock split in the form of a stock dividend in February 1996, and (iii) the two-for-one stock split in the form of a stock dividend in May 1996.

                                  RISK FACTORS

      In addition to the other information presented in this Prospectus and the information incorporated in this Prospectus by reference, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby.

      DIFFICULTY OF INTEGRATING ACQUIRED BUSINESSES. In addition to the Company's acquisition of Sahara, the Company consummated an acquisition in May 1996. There can be no assurance that products, technologies, distribution channels, key personnel and businesses of acquired companies will be successfully integrated into the Company's business or product offerings, or that such integration will not adversely affect the Company's business, financial condition or results of operations. There can be no assurance that any acquired products, technologies or businesses will contribute significantly to the Company's sales or earnings, that the sales and earnings from acquired businesses will not be adversely affected by the integration process or other factors. If the Company is not successful in the integration of such acquired businesses, there could be an adverse impact on the financial results of the Company. The historical growth of the computer networking industry, coupled with critical time-to-market factors, has caused increased competition and consolidation. As a result, there has been a significant increase in the acquisition value of computer networking companies. Therefore, acquisitions are more likely to result in values that are material to the Company's operations. There can be no assurance that the Company will continue to be able to identify and consummate suitable acquisition transactions in the future.

      FLUCTUATIONS IN REVENUE AND OPERATING RESULTS. The growth rates recently experienced by the Company are not necessarily indicative of the operating results for any future periods. The Company's operating results may fluctuate as a result of a number of factors, including the timing of orders from, and shipments to, customers; the timing of new product introductions and the market acceptance of those products; increased competition; changes in manufacturing costs; changes in the mix of product sales; the rate of end user adoption and carrier and private network development of WAN data communications services; factors associated with international operations; and changes in world economic conditions.

      EVOLVING MARKET. The Company's success will depend in part on the growth in the broadband packet equipment market. The market for these services continues to evolve, and there are a number of competing technologies providing these services. Regulatory policies affecting the telecommunications industry in the United States and internationally are likely to continue to have a significant impact on pricing and demand for both voice and data communications products and services. There can be no assurance whether, and at what rate, end user demand will develop for these services or that public carriers or private networks will continue to adopt the Company's products and technology to implement these services.

      MANAGEMENT OF GROWTH. The Company is currently experiencing a period of rapid growth which has placed, and could continue to place, a significant strain on the resources. In order to support the growth of its business, the Company plans to significantly expand its level of operations during 1997. If the Company's management is unable to manage growth effectively, the Company's operating results could be adversely affected.

      DEPENDENCE ON KEY EMPLOYEES. The Company's success depends to a significant degree upon the continuing contributions of its key management, sales, marketing, research and development and manufacturing personnel, many of whom would be difficult to replace. The Company does not have employment contracts with its key personnel. The Company believes that its future success will depend in large part upon its ability to attract and retain highly-skilled hardware and software engineers, and management, sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. Failure to attract and retain key personnel could have a material adverse effect on the Company's business, operating results and financial condition.

      COMPETITION. The market for wide area network and remote access communications products is intensely competitive and is subject to rapid technological change. The Company expects competition to increase significantly in the future from existing competitors and a number of companies which may enter the Company's existing or future markets. In addition to competition from other switch and remote access providers, the Company expects to face competition from other vendors in the networking market such as network router vendors, who may incorporate switching functionality into their products or provide alternative network solutions. Increased competition could adversely affect the Company's revenue and profitability through price reductions and loss of market share. The principal competitive factors in the market for switching products are breadth of network services supported, conformance to industry standards, price per port, performance, product features, network management capabilities, reliability and customer support. Many of the Company's current and potential competitors have longer operating histories and substantially greater financial, technical, sales and marketing resources than the Company. There can be no assurance that the Company will be able to continue to compete successfully with its existing competitors or will be able to compete successfully with new competitors.

      THIRD PARTY MANUFACTURING. The Company relies on a variety of independent third party assembly companies to perform printed circuit board assembly, in circuit test and product repair. There can be no assurance that in the future the Company's independent contractors will be able to meet the Company's demand for manufacturing capacity in a cost-effective manner. In the event that the Company's subcontractors were to experience financial, operational, production or quality assurance difficulties that resulted in a reduction or interruption in supply to the Company, the Company's operating results would be adversely affected until the Company established sufficient manufacturing supply from alternative sources.

      DEPENDENCE ON SOLE SOURCE SUPPLIERS. Some key components of the Company's products are currently available only from single sources. There can be no assurance that in the future the Company's suppliers will be able to meet the Company's demand for components in a timely and cost-effective manner. The Company generally purchases these single or limited source components pursuant to purchase orders and has no guaranteed supply arrangements with the suppliers. In addition, the availability of many of these components to the Company is dependent in part on the ability of the Company or its subcontractors to provide the suppliers with accurate forecasts of future requirements. The Company has generally been able to obtain adequate supplies of parts and components in a timely manner from existing sources. The Company's operating results and customer relationships could be adversely affected by either an increase in prices for, or an interruption or reduction in supply of, any key components.

      TECHNOLOGICAL CHANGE. The market for the Company's products is characterized by rapidly changing technology, evolving industry standards, emerging network architectures, and frequent new product introductions. Current competitors or new market entrants may develop new products with features that could adversely affect the competitive position of the Company's products. There can be no assurance that the Company will be successful in selecting, developing, manufacturing and marketing new products or enhancing its existing products or that the Company will be able to respond effectively to technological changes, new standards or product announcements by competitors. The timely availability of new products and enhancements, and their acceptance by customers are important to the future success of the Company. Delays in such availability or a lack of market acceptance could have an adverse affect on the Company.

      CUSTOMER CONCENTRATION. The Company's customer base is highly concentrated among a limited number of large customers, many of whom generally require product vendors to comply with rigorous industry standards. Any failure to comply with such standards may result in a significant loss or reduction of sales. The Company has diversified its customer base over time; however, in recent periods, certain customers have accounted for over 10% of the Company's revenue. In 1995, sales to the Company's two largest customers in that year accounted for approximately 17% and 12% of revenue. In 1994, sales to the Company's two largest customers in that year accounted for approximately 12% and 11% of revenue. No other customer accounted for 10% or more of revenue in 1995 or 1994. There can be no assurance that these customers will place additional orders, or that the Company will obtain orders of similar magnitude from other customers. A decline in demand from public network carriers would have an adverse effect on the Company's operating results.

      INTERNATIONAL OPERATIONS. International sales (sales to customers outside the United States, both direct and indirect) accounted for approximately 16% and 20% of the Company's revenue in 1995 and 1994, respectively, and approximately 21% of the Company's revenue in the first nine months of 1996. The Company anticipates that international sales will continue to account for a significant portion of revenue. The Company's international sales are subject to risks inherent in foreign operations including unexpected changes in regulatory requirements, tariffs or other barriers and potentially negative tax consequences. In addition, sales of the Company's products in international markets are heavily dependent on third-party distribution channels. To date, the Company's international sales have been denominated in U.S. currency; however, if this were to change, the Company would be subject to exchange rate fluctuations.

      UNCERTAINTIES REGARDING PATENTS AND PROTECTION OF PROPRIETARY TECHNOLOGY. The Company's success will depend, to a large extent, on its ability to protect its proprietary technology. The Company has a number of patent applications that are currently pending for certain of its existing products and currently relies on a combination of contractual rights, trade secrets and copyrights to protect its proprietary rights. Although the Company intends to apply for additional patents in the future, there can be no assurance that the Company's intellectual property protection will be sufficient to prevent competitors from developing similar technology. Moreover, in the absence of patent protection, the Company's business may be adversely affected by competitors that independently develop functionally equivalent technology. The Company currently licenses certain hardware and software technology from third parties and plans to continue to do so in the future. The Company attempts to ensure that its products and processes do not infringe patents and other proprietary rights, but there can be no assurance that such infringement may not be alleged by third parties in the future. If infringement is alleged, there can be no assurance that the necessary licenses would be available on acceptable terms, if at all, or that the Company would prevail in any such challenge.

      POSSIBLE VOLATILITY OF STOCK PRICE. The market price of the Company's Common Stock has increased significantly since the Company's initial public offering in July 1994, and has experienced fluctuations during this period. The market price of the Company's Common Stock has been, and may continue to be, extremely volatile. The trading price of the Company's Common Stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, changes in earnings estimates by analysts, announcements of technological innovations or new products by the Company or its competitors, challenges associated with integration of businesses and other events or factors. In addition, the stock market has from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for many high technology companies and which often have been unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

      EFFECT OF ANTI-TAKEOVER PROVISIONS. Certain provisions of the Company's Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of such provisions allow the Company to issue Preferred Stock with rights senior to those of the Common Stock and impose various procedural and other requirements which could make it more difficult for stockholders to effect certain corporate actions. The Company's Board of Directors is divided into three classes, each of which serves for a staggered three-year term. Such staggered Board may make it more difficult for a third party to gain control of the Company's Board of Directors.


                                 USE OF PROCEEDS

      The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

                             SELLING STOCKHOLDERS


     The following table sets forth certain information regarding ownership of Common Stock of Cascade as of January 28, 1997 and the number of Shares that may be offered for the account of the Selling Stockholders or their transferees, distributees, pledgees, donees or other successors in interest from time to time. All of the shares offered hereby were acquired in connection with the Cascade acquisition of Sahara. See "Plan of Distribution."


                                               Common Stock    Shares     Common Stock
                                                  Owned      to be Sold      Owned
                                               Prior to the    in the      After the
          Selling Stockholder                    Offering    Offering(1)  Offering(2)
          -------------------                    --------    -----------  -----------
          ==========================================================================

          Bessemer Venture Partners III L.P.    1,050,938    1,050,938       *

          Greylock Equity Limited Partnership     955,209      955,209       *

          Jonathan M. Reeves                      389,184      389,184       *

          Timothy J. Kraskey                      234,510      234,510       *

          William Thomas Shea                     232,603      232,603       *

          Ardent Research Partners L.P.            56,321       56,321       *

          Dennis A. Kirshy                         44,076       44,076       *

          G. Felda Hardyman                        42,468       42,468       *

          BVP III Special Situations L.P.          37,304       37,304       *

          Christopher Gabrieli                    172,922       36,694    136,228*

          Francis J. Saldutti                      26,779       26,779       *

          WA&H Investment, L.L.C.                  23,818       23,818       *

          Farrokh Billimoria                       22,228       21,928        300*

          Brimstone Island Company LP              56,234       21,234     35,000*

          William T. Burgin                       121,234       21,234    100,000*

          Michael I. Barach                        19,846       18,846      1,000*

          Bradford Mills                           16,205       16,205       *

          Comdisco, Inc.                           14,703       14,703       *

          Neill H. Brownstein                      82,564       12,564     70,000*

          Baldwin Venture Partnership              59,487       11,487     48,000*


                                               Common Stock    Shares     Common Stock
                                                  Owned      to be Sold      Owned
                                               Prior to the    in the      After the
          Selling Stockholder                    Offering    Offering(1)  Offering(2)
          -------------------                    --------    -----------  -----------
          ==========================================================================


          Charles Robbins                          11,487       11,487       *

          Robi L. Soni                             10,255       10,255       *

          Jonathan Art                             10,166       10,166       *

          Columbia Ventures Trust                   9,988        9,988       *

          Quentin Corporation                       9,723        9,723       *

          Belisarius Corporation                    9,023        9,023       *

          Barbara M. Henagan                       16,313        7,182     9,131*

          Richard R. Davis                          6,577        6,577       *

          Robert H. Buescher                       25,892        6,282    19,610*

          David J. Cowan                            6,282        6,282       *

          Rubin Gruber                              6,273        6,273       *

          Gabrieli Family Foundation               17,773        5,773    12,000*

          Stephen T.  Watts                         4,594        4,594       *

          William N. Giudice                        3,451        3,451       *

          Gautam A. Prakash                         3,240        3,140       100*

          Mark Hughes                               2,756        2,756       *

          Lawrence Sage                             2,756        2,756       *

          John M. McQuillan                         3,287        2,687       600*

          Shipman & Goodwin Profit                  2,384        2,384       *
          Sharing Retirement Plan
          f/b/o Frank J. Marco

          Howard Anderson                           2,149        2,149       *

          Todd Dagres                               2,149        2,149       *

          C. Samantha Chen                          1,669        1,669       *

          Thomas F. Ruhm                            1,620        1,620       *

          Adam P. Godfrey                           1,458        1,458       *

          Rodney A. Cohen                           1,352        1,352       *

          Robert S. Smith                           1,074        1,074       *


                                               Common Stock    Shares     Common Stock
                                                  Owned      to be Sold      Owned
                                               Prior to the    in the      After the
          Selling Stockholder                    Offering    Offering(1)  Offering(2)
          -------------------                    --------    -----------  -----------
          ==========================================================================

          Jeffrey Mammen                              918          918           *

          Michael Martinich                           918          918           *

          Nick Lippis                                 806          806           *

          John K. Rodakis                             715          715           *

          Ravi B. Mhatre                              700          700           *

          Paul V. Bergantino                          537          537           *

          Craig T. Hoekenga                           537          537           *

          Kenneth Lee                                 537          537           *

          Edward H. Pikaart, Jr.                      537          537           *
            Money Purchase Plan DTD
            12/12/88 E.H. Pikaart,
            Jr., Trustee

          Sheryl Schultz                              537          537           *

          Russell E. Stingel                          537          537           *

          Diane N. McPartlin                          448          448           *

          Robert J.S. Roriston                        374          374           *

          Richard M. Borden                           268          268           *

          Frank J. Marco                              268          268           *

          Joanna Aptekar Strober                      204          204           *

          TOTAL                                 3,841,165    3,409,196     431,969


          ---------------------
          *See Footnote 2 below


         (1) Assumes that all of the Shares owned by each Selling Stockholder and offered under this Prospectus are sold during the distribution period.
         (2) Because the Selling Stockholders or their transferees, distributees, pledges, donees or other successors in interest may sell all or any part of their Shares pursuant to this Prospectus, no estimate can be given as to the number of Shares that will be held by each Selling Stockholder upon termination of this offering. However, prior to the offering each Selling Stockholder held less than one percent (1%) of Cascade's outstanding shares of Common Stock, based on shares of Common Stock outstanding as of January 28, 1997.


                              PLAN OF DISTRIBUTION

      The Shares offered hereby may be sold from time to time by the Selling Stockholders acting as principals for their own account. The Company is responsible for the expenses incurred in connection with the registration of the Shares. The Company will receive none of the proceeds from this offering. The Selling Stockholders will pay or assume brokerage commissions or other charges and expenses incurred in the sale of the Shares. In addition, Cascade has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, and, in the event that any offering is made by the Selling Stockholders through underwriters, to agree to indemnify such underwriters for such liabilities.

      The distribution of the Shares by the Selling Stockholders is not currently subject to any underwriting agreement. The Shares covered by this Prospectus may be sold by the Selling Stockholders or their transferees, distributees, pledgees, donees, or other successors in interest from time to time. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Such sales may be effected in the over-the-counter market, on the National Association of Securities Dealers Automated Quotation System, on the Nasdaq National Market, or on any exchange on which the Shares may then be listed. The Shares may be sold by one or more of the following: (a) one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the Shares held by the Selling Stockholders as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) in negotiated transactions; and (e) through other means. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers will receive compensation in negotiated amounts in the form of discounts, concessions, commissions or fees from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Such brokers or dealers or the participating brokers or dealers and the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales, and any commissions received by such broker-dealers may be deemed to be underwriting compensation.

      Any shares covered by the Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

      The Selling Stockholders are not restricted as to the price or prices at which they may sell their Shares. Sales of such Shares at less than the market prices may depress the market price of the Company's Common Stock. During the effective time of this Prospectus, the Selling Stockholders have agreed to potential restrictions on resale during (i) the period commencing on the close of business seven (7) days before the end of each fiscal quarter and ending at the close of business two (2) business days after the public announcement by Cascade of its earnings for such fiscal quarter and (ii) if notified by the Company of a potential material event that could have a material effect on the Company's business and financial condition, a period commencing upon such notice and ending upon notice by the Company that either has been disclosed to the public or no longer constitutes a potential material event. The Selling Stockholders are not restricted as to the number of Shares which may be sold at any one time, and it is possible that a significant number of Shares could be sold at the same time.

      Boston EquiServe L.P., 150 Royall Street, Canton, Massachusetts 02021, is the transfer agent for the Company's Common Stock.

                                LEGAL MATTERS

      Certain legal matters with respect to the issuance of the Shares are being passed upon for the Company by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts. A partner of Testa, Hurwitz & Thibeault, LLP, counsel to the Company, is an Assistant Secretary of the Company.


                                   EXPERTS

      The consolidated balance sheets of Cascade Communications Corp. as of December 31, 1995 and 1994 and the related consolidated statements of operations, cash flows and stockholders' equity (deficit) for each of the three years in the period ended December 31, 1995 included in the Company's Annual Report on Form 10-K have been incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

      The Financial Statements of Sahara Networks, Inc. for the period from May 25, 1995 (inception) to December 31, 1995 appearing in Cascade Communications Corp.'s Current Report on Form 8-K dated February 4, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

---------------------------------------       ---------------------------------


No person has been authorized to give                  3,409,196 SHARES
any information or to make any
representation other than those
contained in this Prospectus and, if
given or made, such information or
representation must not be relied
upon as having been authorized by the            CASCADE COMMUNICATIONS CORP.
Company, any Selling Stockholder or
any other person.  This Prospectus
does not constitute an offer to sell
or a solicitation of an offer in any
jurisdiction in which such offer or
solicitation would be unlawful or to
any person to whom it is unlawful.                     COMMON STOCK
Neither the delivery of this
Prospectus nor any sale made
hereunder shall, under any
circumstances, create an implication
that there has been no change in the
affairs of the Company or that
information contained herein is
correct as of any time subsequent to
this date hereof.

             -----------                                ----------

          TABLE OF CONTENTS                             PROSPECTUS

                                 Page                   ----------
                                 ----
Available Information.........   2
Incorporation of Certain
  Information by Reference....   2
The Company...................   4
Recent Developments...........   5
Risk Factors..................   6
Use of Proceeds...............   9
Selling Stockholders..........   10
Plan of Distribution..........   13
Legal Matters.................   14
Experts.......................   14


---------------------------------------       ---------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby are as follows:

     SEC Registration Fee                                $ 39,773.96
     Nasdaq Filing Fee                                     17,500.00
     Legal fees and expenses                               20,000.00
     Accounting fees and expenses                          20,000.00
     Blue Sky fees and expenses (including legal            2,000.00
     fees)
     Printing Fees                                          5,000.00
                                                         -----------
          Total                                          $104,273.96


     The Company will bear all expenses shown above.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Delaware General Corporation Law and the Company's certificate of incorporation and by-laws, each as amended, provide for indemnification of the Company's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Company's amended and restated certificate of incorporation filed as Exhibit 3.1 to the Company's Registration Statement on Form S-1 (No. 33-79330) and the Company's amended and restated by-laws filed as Exhibit 3.2 to the Company's Registration Statement on Form S-1 (No. 33-79330).

      The Company maintains director and officers liability insurance for the benefit of its directors and officers.

ITEM 16. EXHIBITS.

        2.1 Agreement and Plan of Merger and Reorganization dated as of January 2, 1997 by and among the Company, Camel Acquisition Corporation and Sahara Networks, Inc. (filed as Exhibit 2.1 to the Company's Current Report on Form 8-K dated February 4, 1997 and incorporated herein by reference)
        4.1 Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 3.1 to the Company's Registration Statement on Form S-1 (No. 33-79330) and incorporated herein by reference)
        4.2 Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 4.2 to the Company's Registration Statement on Form S-8 (File No. 333-06417) and incorporated herein by reference)
        5.1   Opinion of Testa, Hurwitz & Thibeault, LLP
       23.1   Consent of Coopers & Lybrand L.L.P.
       23.2   Consent of Ernst & Young L.L.P.

       23.3   Consent of Testa, Hurwitz & Thibeault, LLP (included in Exhibit
              5.1)

       24.1 Power of Attorney (included as part of the signature page to this Registration Statement)

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where appropriate, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
      (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westford, Massachusetts on February 4, 1997.

                                     CASCADE COMMUNICATIONS CORP.


                                     By: /s/ Daniel E. Smith
                                         -------------------------------
                                         Daniel E. Smith,
                                         President and Chief Executive Officer



                        POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Cascade Communications Corp., hereby severally constitute and appoint Daniel E. Smith and Paul E. Blondin, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, and generally do all things in our names and on our behalf in such capacities to enable Cascade Communications Corp. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                   Title(s)                           Date
---------                   --------                           ----

                            Executive Vice President of
--------------------------  Business Development and
Gururaj Deshpande           Chairperson of the Board

/s/ Daniel E. Smith         President, Chief Executive         February 4, 1997
--------------------------  Officer and Director (Principal
Daniel E. Smith             Executive Officer)

/s/ Victoria A. Brown       Director                           February 4, 1997
--------------------------
Victoria A. Brown

/s/ Paul E. Blondin         Vice President of Finance and      February 4, 1997
--------------------------  Administration, Chief Financial
Paul E. Blondin             Officer, Treasurer and Secretary
                           (Principal Financial and Accounting
                            Officer)

/s/ Richard M. Burnes, Jr.  Director                           February 4, 1997
--------------------------
Richard M. Burnes, Jr.

/s/ Paul J. Ferri           Director                           February 4, 1997
--------------------------
Paul J. Ferri

/s/ Bruns H. Grayson        Director                           February 4, 1997
--------------------------
Bruns H. Grayson

/s/ Steven C. Walske        Director                           February 4, 1997
--------------------------
Steven C. Walske

                                EXHIBIT INDEX

   Exhibit No.     Description of Exhibit
   -----------     ----------------------

       2.1 Agreement and Plan of Merger and Reorganization dated as of January 2, 1997 by and among the Company, Camel Acquisition Corporation and Sahara Networks, Inc. (filed as Exhibit 2.1 to the Company's Current Report on Form 8-K dated February 4, 1997 and incorporated herein by reference)
       4.1 Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 3.1 to the Company's Registration Statement on Form S-1 (No. 33-79330) and incorporated herein by reference)
       4.2 Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 4.2 to the Company's Registration Statement on Form S-8 (File No. 333-06417) and incorporated herein by reference)
       5.1         Opinion of Testa, Hurwitz & Thibeault, LLP
       23.1        Consent of Coopers & Lybrand L.L.P.
       23.2        Consent of Ernst & Young LLP
       23.3        Consent of Testa, Hurwitz & Thibeault, LLP (included in
                   Exhibit 5.1)
       24.1 Power of Attorney (included as part of the signature page to this Registration Statement)